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                           ASSET PURCHASE AGREEMENT

                                   Between

                   CENTRAL MASSACHUSETTS HEALTH CARE, INC.

                                     and

                       HEALTHSOURCE MASSACHUSETTS, INC.


                                April 10, 1995

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
                           ASSET PURCHASE AGREEMENT


        ASSET PURCHASE AGREEMENT dated as of the 10th day of April, 1995, by and between CENTRAL MASSACHUSETTS HEALTH CARE, INC., a not-for-profit corporation organized under the laws of the Commonwealth of Massachusetts with a principal address at 100 Front Street, Suite 300, Worcester, Massachusetts 01608 (the "Seller") and HEALTHSOURCE MASSACHUSETTS, INC., a corporation organized under the laws of the Commonwealth of Massachusetts with a principal office at c/o Healthsource, Inc., Two College Park Drive, Hooksett, New Hampshire 03106 (the "Buyer").

        WHEREAS, Buyer is a wholly-owned subsidiary of Healthsource, Inc. ("Healthsource") and will seek to become licensed as an HMO in Massachusetts;

        WHEREAS, Healthsource desires to continue its HMO business in Massachusetts and believes that Seller is well established in central Massachusetts and capable of further market development and expansion in central and eastern Massachusetts;

        WHEREAS, Buyer recognizes that Seller has a similarly oriented HMO business that relies in significant part on close relationships with the physician community;

        WHEREAS, Buyer recognizes that Seller has significant management personnel and Board of Director leadership and Buyer currently intends to utilize such personnel and leadership in Buyer's envisioned expansion in central and eastern Massachusetts;

        WHEREAS, Seller desires to sell and Buyer desires to purchase from Seller the health maintenance organization business of Seller (including all of the assets of Seller related thereto) which Buyer currently intends to operate locally through Seller's offices and through Seller's employees and managers in Worcester under the name "Central Massachusetts Health Care";

        WHEREAS, Buyer currently intends that Buyer after Closing shall be the exclusive vehicle used by Healthsource to operate and expand its HMO business within central and eastern Massachusetts; and,

        WHEREAS, Seller and Buyer desire to enter the transactions contemplated in this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises herein set forth, and subject to the terms and conditions hereof, the parties agree as follows:


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1.   DEFINITIONS.

        As used in this Agreement, terms defined in the preamble and recitals of this Agreement shall have the meanings set forth herein and the following terms shall have the meanings set forth below:

        (a) "AGREEMENT" shall mean this Asset Purchase Agreement and all Schedules and Exhibits hereto, as the same may from time to time be amended as permitted by this Agreement.

        (b) "CLOSING" shall mean the simultaneous closing of the purchase of the assets of Seller specified herein together with all other deliveries contemplated by this Agreement; such Closing to be at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. on a date and at a time to be established by mutual agreement of the parties, but in no event later than the first business day of the month following the month in which there is satisfaction or waiver of the conditions to Closing as provided in SECTIONS 9 AND 10.

        (c) "CODE" shall mean the Internal Revenue Code of 1986 and all regulations promulgated thereunder, including any amendments or any substitute or successor provisions thereto.

        (d) "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (and any sections of the Code amended by it) and all regulations promulgated thereunder, as the same have from time to time been amended.

        (e) "ESTIMATED BALANCE SHEET" shall mean the estimated balance sheet as herein determined. Seller shall, thirty (30) days prior to the Closing Date, deliver to Buyer a proposed estimated balance sheet of Seller as of such date ("Proposed Estimated Balance Sheet") which presents fairly the financial condition of Seller as of such date in accordance with generally accepted accounting principles and actuarial reserving practices consistently applied with those used in the preparation of the 1994 Balance Sheet and applying the Special Accounting Principles described in SECTION 1(i). Deloitte & Touche, LLP shall be given a reasonable opportunity to review the Proposed Estimated Balance Sheet in draft form before it is finalized (including all work papers of KPMG Peat Marwick, LLP, actuarial assumptions and calculations). In the event Buyer and Buyer's independent accountants, Deloitte & Touche, LLP dispute the Proposed Estimated Balance Sheet, they shall notify Seller and KPMG Peat Marwick, LLP within two weeks of the receipt of all such papers and shall attempt to resolve such dispute. If the parties are unable to resolve the dispute within ten (10) days after Buyer's receipt of all papers from KPMG Peat Marwick, LLP, KPMG Peat Marwick, LLP and Deloitte & Touche, LLP shall select a third nationally recognized accounting firm to act as arbitrator of the dispute and such firm shall resolve the

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        dispute within ten (10) days after such dispute is referred to such arbitrator. The decision of the arbitrator shall be final and binding on Seller and Buyer. Seller and Buyer shall share equally the fees and expenses of the arbitrator. The resulting balance sheet shall be binding on both parties and shall form the basis for preparation and delivery by Seller at Closing of the Estimated Balance Sheet, which shall be prepared in a manner consistent with the Proposed Estimated Balance Sheet (as modified by agreement of Seller and Buyer and by arbitration, if necessary, as described herein).

        (f) "HISTORICAL FINANCIALS" shall mean the balance sheet as of December 31, 1993 and 1994 for Seller and the statements of revenues and expenses, changes in fund balances and cash flows of the HMO Business for the years ended December 31, 1992, 1993 and 1994 for the HMO Business prepared by Seller so as to fairly present the operations and financial condition of the HMO Business in accordance with generally accepted accounting principles, consistently applied, together with the unqualified opinion and report (with standard footnotes) of KPMG Peat Marwick, LLP upon such statements prepared in accordance with generally accepted auditing standards. Such Historical Financials shall be prepared in compliance with SEC Rule S-X in form for filing with the SEC and coupled with the consent of KPMG Peat Marwick, LLP to being named as experts and to the use of their reports in such filing. All costs of preparing the Historical Financials shall be borne by Seller.

        (g) "MATERIAL ADVERSE EFFECT" for purposes of SECTION 10.15 hereof shall mean any event, occurrence or matter having a material adverse effect on the business, operations, property, results of operations, financial condition or prospects of Seller or the HMO Business, including but not limited to failure to negotiate and enter into the hospital services agreement with the Medical Center of Central Massachusetts ("MCCM") referred to in SECTION 18 on the terms and conditions specified in EXHIBIT J for all members of Seller and its present or future affiliates, including without limitation, Buyer and its affiliates.

        (h) "1994 BALANCE SHEET" shall mean the balance sheet of Seller as of December 31, 1994 prepared by Seller so as to fairly present the financial condition of Seller in accordance with generally accepted accounting principles and actuarial reserving practices, consistently applied, together with the unqualified opinion and report (with standard footnotes) of KPMG Peat Marwick, LLP upon such statements prepared in accordance with generally accepted auditing standards as modified by the Special Accounting Principles. Buyer's independent accountants, Deloitte & Touche, LLP shall be given a reasonable opportunity to review the 1994 Balance Sheet in draft form before it is finalized (including all work papers of KPMG Peat Marwick, LLP actuarial assumptions and


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        calculations).  In the event Buyer and Buyer's independent accountants,
        Deloitte & Touche, LLP dispute the 1994 Balance Sheet, they shall notify Seller and KPMG Peat Marwick, LLP within one week of the receipt of all such papers and shall attempt to resolve such dispute. If the parties are unable to resolve the dispute within fifteen (15) business days after Buyer's receipt of all papers from KPMG Peat Marwick, LLP, Deloitte & Touche, LLP and KPMG Peat Marwick, LLP shall select a third nationally recognized accounting firm to act as arbitrator of the dispute and such firm shall resolve the dispute within fifteen (15) business days after such dispute is referred to such arbitrator. The decision of the arbitrator shall be final and binding on Seller and Buyer. Seller and Buyer shall share equally the fees and expenses of the arbitrator. The resulting balance sheet shall be binding on both parties and shall be the "1994 Balance Sheet."

        (i) "SPECIAL ACCOUNTING PRINCIPLES" shall mean the following Special Accounting Principles which shall apply to the specific financial statements required by this Agreement, where these Special Accounting Principles are specifically referenced: (i) there shall be included not only incurred but unbilled services but also a full accrual for completion of hospitalization existing on the end of the accounting period (hereafter the "Full Accrual Principle"); and (ii) for purposes of preparation of any balance sheet and any income statement, activities outside of the ordinary business and investment activities of any kind shall be eliminated to remove any effect that would increase the income or net worth in said calculations, for example and without limitation, any net gain (after deducting any losses from the sale of appreciated securities or other capital assets) shall be excluded from the calculations, as well as the income tax related to such net gain, but this shall not have any impact on interest or dividend income as normally accounted for by Seller's accounting policies.

        (j) "TAXES" shall mean all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto.

2.   PURCHASE OF HMO BUSINESS; RELATED MATTERS.

           2.01 PURCHASE OF THE HMO BUSINESS. Seller shall assign and Buyer shall assume the business of Seller's HMO Business as of Closing consisting of all HMO products of Seller which remain in force as of Closing, together with all operating assets of Seller used in the operation of Seller's HMO Business subject to the terms and conditions

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of this Agreement, including but not limited to:  (a) all accounts receivable of
Seller existing as of Closing, including without limitation all uncollected servicing fees, premiums, and any and all other amounts and accounts receivable due to Seller; (b) subject to SECTION 2.04, assignments of all written contracts, agreements, leases (including without limitation, leases of real, personal, or tangible property), licenses, permits, rights, obligations or other commitments of Seller; (c) all subscriber and employer agreements, including all reinsurance or stop-loss policies which Buyer shall continue in force absent Seller's agreement that they shall lapse, all policy-related files, policy-related data, inventory of current forms, business and personnel records, files and plans, separate telephone numbers, product and brand names, and all transferable contractual rights of Seller; (d) all intangible assets of Seller including but not limited to marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, proprietary rights, all computer software (whether owned or licensed with Seller taking all actions necessary to properly transfer all of Seller's software to Buyer including without limitation paying any additional necessary license fees to software vendors), subrogation rights (including without limitation, assets realized as a result thereof), confidential or proprietary information, prepayments, deferred charges, refunds, credits, claims, benefits and other rights and interest of Seller including without limitation the name Central Massachusetts Health Care, Inc.; and (e) all tangible assets of Seller used in the operation of Seller's
HMO Business including, but not limited to, furniture, fixtures, equipment, supplies, computer hardware, and all other tangible assets and personal property of Seller, but not including the capital stock of 300 Grove Street Realty Corp. (or any assets thereof) or any notes receivable or other obligations of Worcester Surgical Center, Inc. to Seller or other assets of Seller relating to the Worcester Surgical Center. The business being transferred is referred to herein as the "HMO Business" and the assets being transferred are referred to herein as the "Assets". Buyer shall assume the HMO Business pursuant to an Assumption Reinsurance Agreement approved by the Massachusetts Division of Insurance, in the form attached hereto as EXHIBIT A. A computer generated schedule of all such existing assets having an individual book value of more than $1,000 is attached as SCHEDULE 6.08.

        2.02 EMPLOYMENT MATTERS. In connection with the acquisition of the HMO Business, Buyer, at Closing, shall hire Seller's current employees engaged in the conduct of Seller's business (hereinafter the "Transferred Employees") at salaries comparable to those disclosed under SECTION 6.14. It is the current intention of Buyer to retain Seller's workforce after Closing at salaries and with benefits substantially similar to those provided by Seller to such employees on the Closing Date; it being understood and agreed that this representation does not confer any rights of continued employment upon any such Transferred Employee other than that of an employee-at-will. After Closing, employees of Seller who accept employment with Buyer shall be eligible to receive those salary and other benefits as shall be applicable from

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time to time to other employees of Buyer holding comparable positions.  At
Closing Buyer shall also assume all obligations of Seller under the agreements with certain key employees as disclosed in SCHEDULE 2.02.

        2.03 EMPLOYEE BENEFITS. Seller's current employees are presently participating in the benefit plans listed in SCHEDULE 6.24 (collectively the "Employee Benefit Plans"). As of the day prior to Closing, Seller shall terminate the participation of Seller's employees in the Employee Benefit Plans and Seller shall be entirely responsible for administering and reporting each such termination as well as providing such notices of vested rights or payments, if any, to each such participant as are required by law and shall hold Buyer harmless from any liability occasioned by such termination or arising from such employees prior participation in the Employee Benefit Plans. After Closing Seller's employees shall participate in the benefit plans of Buyer.

        2.04 PHYSICAL FACILITIES/OFFICE FURNITURE AND EQUIPMENT. Seller currently leases office space in Worcester, Massachusetts from Worcester Center Realty Trust under a lease expiring October 31, 1999. Seller shall cause an assignment of said lease to Buyer at Closing and shall deliver to Buyer an estoppel certificate from the lessor of such property.

        2.05 ASSIGNMENT OF CONTRACTS. At Closing Seller shall assign to Buyer all contracts listed on SCHEDULE 2.05A and all other contracts used in Seller's business which Buyer elects to assume at Closing and shall secure all necessary consents to the assignment of such assigned and assumed contracts; including without limitation the consents of employers and groups referred to in SECTION
10.16 and the consents of hospitals referred to in SECTION 10.17. At Buyer's option after further review, Seller shall assign the contract listed on SCHEDULE 2.05B to Buyer; in the event Buyer elects not to require Seller to assign such contract to Buyer, Seller shall retain and Buyer shall not assume any liability, expense or claim whatsoever in any way relating to such contract or relating to any other parties to such contract.

        2.06 PURCHASE OF HMO BUSINESS - GENERAL. Buyer shall purchase the assets and specified liabilities of the HMO Business as further described in this Agreement. The investment assets transferred to Buyer by Seller shall include only: (i) direct obligations of the U.S. Government or its agencies maturing in 90 days or less from the date of issuance; (ii) certificates of deposit maturing not more than 90 days from the date of issuance issued by a bank whose long term debt is rated AA by Moody's Investors Services, Inc. and AA or better by Standard and Poor's Corporation; (iii) publicly traded investment grade "NAIC 1" money market and fixed income securities; and (iv) cash (hereinafter referred to collectively as "Acceptable Financial Assets").

        2.07 DELIVERY OF 1994 BALANCE SHEET, ESTIMATED BALANCE SHEET AND HISTORICAL FINANCIALS. As soon practicable after execution of this Agreement Seller shall deliver to Buyer the 1994 Balance Sheet. At

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Closing, Seller shall at its sole expense deliver the Estimated Balance
Sheet and the Historical Financials for the HMO Business.

        2.08 THIRD PARTIES GENERALLY. Seller shall obtain from third parties all necessary consents in a form reasonably acceptable to Buyer so that each third party relationship with the HMO Business shall remain in effect on the same terms and conditions after Closing.

        2.09 PHYSICIAN WITHHOLDS. At or prior to Closing, Seller shall pay to its participating physicians up to one hundred percent (100%) of the fees withheld from participating physicians for the calendar year 1994, currently estimated at $5,825,000, or such lesser amount as shall be approved by the Commonwealth of Massachusetts Attorney General and Massachusetts Division of Insurance ("Physician Withholds") and shall provide Buyer with proof of payment of the Physician Withholds. Buyer shall assume no liability whatsoever for the payment of the Physician Withholds.

3.      PURCHASE PRICES; METHOD OF PAYMENT; ALLOCATION.

        3.01 PURCHASE PRICE. In consideration of the transfer of the Assets and Seller's Non-Competition Covenant referred to in SECTION 11, Buyer shall pay to Seller at Closing an amount (the "Adjusted Purchase Price") equal to the base purchase price of Sixty Two Million Five Hundred Thousand Dollars ($62,500,000) (the "Base Purchase Price) as adjusted in accordance with the provisions of
SECTION 4, calculated as reflected on SCHEDULE 4.01.

        3.02 METHOD OF PAYMENT. Buyer shall make payment at Closing of the net amount due Seller after any adjustments, credits and pro-rations by wire transfer to Seller's bank. Notwithstanding the above, Buyer may elect to retain a portion of the Adjusted Purchase Price to offset Seller's obligation to deliver the Acceptable Financial Assets at book value and such cash retained by Buyer shall be deemed to be part of the Acceptable Financial Assets delivered by Seller to Buyer. Seller may elect to retain certain Acceptable Financial Assets at book value and Buyer may retain a portion of the Purchase Price to offset Seller's obligation to deliver such Acceptable Financial Assets; such cash retained by Buyer shall be deemed to be part of the Acceptable Financial Assets delivered by Seller to Buyer.

        3.03 ALLOCATION OF PURCHASE PRICE. The purchase price for the Assets shall be allocated by Buyer; Seller shall cooperate with Buyer in the filing of all forms and reports necessary to effect such allocation.

        3.04 SELLER'S LIABILITIES. Seller shall assume, bear and seasonably satisfy all of its expenses, debts and liabilities including without limitation, contractual claims, claims of employees, claims against any affiliate, director, officer, employee or agent, employee benefit plan claims, litigation liability, tort liability, workmen's compensation claims, accounts payable, tax liability of any kind, health

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care expenses, and commissions on a fully accrued basis arising from the conduct of the HMO Business through Closing and any and all activities performed (or not performed) prior to Closing (including without limitation any liability relating to or arising from the matters listed on SCHEDULE 3.04 attached hereto), it is agreed that Buyer assumes none of such liabilities, whether known or unknown, nor however arising, except for any such liabilities which are specifically reflected in the Estimated Balance Sheet or the Final Balance Sheet and only to the extent Buyer received effective credits for same in calculating the tangible minimum net worth referred to under SECTION 4.01(a) and 4.02. Moreover, Buyer shall not assume any liabilities whatsoever in any way relating to (i) 300 Grove Street Realty Corp., Worcester Surgical Center, Inc. or the Somerset/Worcester MRI Limited Partnership; or (ii) the Physician Withholds defined in SECTION 2.09 which Seller shall pay to its participating physicians at or prior to Closing to the extent permitted in SECTION 2.09.

4.   PURCHASE PRICE CREDIT AND POST-CLOSING ADJUSTMENT;
     PRO-RATIONS.

     4.01 PURCHASE PRICE CREDITS.
          -----------------------

          (a) CHANGES IN TANGIBLE NET WORTH. If the tangible net worth (Fund balances) of Seller as reflected on the Estimated Balance Sheet at Closing is less than $18,200,000, Buyer shall receive a purchase price credit equal to the difference between such tangible net worth as reflected on the Estimated Balance Sheet and $18,200,000, subject to offset by the "1995 Losses Offset" as defined in SECTION 4.01(b). If the tangible net worth of Seller as reflected on the Estimated Balance Sheet at Closing is greater than $18,200,000, Buyer will pay such excess to Seller at Closing. Seller and Buyer acknowledge and agree that all amounts, if any, paid or to be paid by Seller to physicians prior to or at Closing for return of Physician Withholds as permitted by SECTION 2.09 shall be deducted from the "Risk fund" line item of the Estimated Balance Sheet and Final Balance Sheet (which will have the effect of reducing the Seller's total "Fund balances" shown in such Estimated Balance Sheet and Final Balance Sheet).

          (b) 1995 LOSSES OFFSET. For purposes of determining any purchase price credit or adjustment, if any, under SECTIONS 4.01(a) and 4.02(a), in the event that Seller's tangible net worth as of the Closing Date is less than $18,200,000 (for reasons other than as a result of the payment of the Physician Withholds), Seller shall be entitled to offset amounts otherwise due to Buyer as a result of any such shortfall from $18,200,000 incurred in the period from January 1, 1995 through the date of Closing by up to $1.5

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          million in operating losses incurred by Seller during such period
          (January 1, 1995 through the date of Closing).

     (c)  EXCLUSION OF NON-HMO BUSINESS ASSETS.  As provided in SECTIONS
          2.01 and 3.04, Seller and Buyer agree that all assets and liabilities and any operational responsibilities relating to 300 Grove Street Realty Corp., Worcester Surgical Center, Inc. and the Somerset/Worcester MRI Limited Partnership (hereinafter the "Non-HMO Business Assets) will be retained by Seller. The Adjusted Purchase Price shall in all cases be determined by excluding therefrom the value of the Non-HMO Business Assets of Seller as reflected on the Estimated Balance Sheet and the Final Balance Sheet.

     4.02 POST-CLOSING ADJUSTMENTS.
          -------------------------

          (a) FINAL BALANCE SHEET ADJUSTMENT. Seller will, within 45 days after the Closing Date, deliver to Buyer a proposed final balance sheet of Seller as of the Closing Date ("Proposed Final Balance Sheet") which presents fairly the financial condition of Seller as of the Closing Date in accordance with generally accepted accounting principles and actuarial reserving practices consistently applied with those used in the preparation of the Estimated Balance Sheet and the 1994 Balance Sheet (and applying the Special Accounting Principles), together with the unqualified opinion of KPMG Peat Marwick, LLP prepared in accordance with generally accepted auditing standards as modified by the Special Accounting Principles. Buyer's independent accountants, Deloitte & Touche, LLP shall be given a reasonable opportunity to review the Proposed Final Balance Sheet in draft form before it is finalized (including all work papers of KPMG Peat Marwick, LLP actuarial assumptions and calculations). In the event Buyer and Buyer's independent accountants, Deloitte & Touche, LLP dispute the Proposed Final Balance Sheet, they shall notify Seller and KPMG Peat Marwick, LLP within two weeks of the receipt of all such papers and shall attempt to resolve such dispute. If the parties are unable to resolve the dispute within fifteen (15) business days after Buyer's receipt of all papers from KPMG Peat Marwick, LLP Deloitte & Touche, LLP and KPMG Peat Marwick, LLP shall select a third nationally recognized accounting firm to act as arbitrator of the dispute and such firm shall resolve the dispute within fifteen (15) business days after such dispute is referred to such arbitrator. The decision of the arbitrator shall be final and binding on Seller and Buyer. Seller and Buyer shall share equally the fees and expenses of the arbitrator. The resulting balance sheet shall be binding on both parties and shall be the "Final Balance Sheet." To the extent that the Final Balance Sheet reflects tangible net worth of


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          Seller as of the Closing Date of less than $18,200,000, Seller shall pay the difference (adjusted for any prior adjustment to the purchase price received by Buyer or Seller pursuant to SECTIONS 4.01(a) and 4.01(c) above and the 1995 Losses Offset of SECTION 4.01(b) above).
          If the tangible net worth of Seller as of the Closing Date as reflected on the Final Balance Sheet is greater than $18,200,000 (including without limitation by reason of there being IBNR reserves in excess of that which would be required in accordance with generally accepted accounting and actuarial reserving practices consistent with past practices of Seller) such difference will be paid by Buyer to Seller (adjusted for any prior adjustment to the purchase price received by Buyer or Seller pursuant to SECTION 4.01(a) above).

          (b) UPDATED FINAL BALANCE SHEET IBNR ADJUSTMENT. Within 45 days after June 30, 1996, Buyer shall deliver to Seller an audited updated Final Balance Sheet of Seller's HMO Business as of the Closing Date prepared in accordance with generally accepted accounting principles and actuarial reserving practices consistently applied with those used in the preparation of the Final Balance Sheet (including the Special Accounting Principles), reviewed by Buyer's auditors ("Updated Final Balance Sheet"), which takes into account actual payments after Closing for claims for health care incurred but not reported ("IBNR") through the date of Closing along with an appropriate accrual for any remaining IBNR ("Actual IBNR"). If Actual IBNR as reflected in the Updated Final Balance Sheet is different from IBNR reported in the Final Balance Sheet, Seller will pay the difference to Buyer if such Actual IBNR is greater than the Final Balance Sheet IBNR and Buyer will pay the difference to Seller if such Actual IBNR is less than the Final Balance Sheet IBNR.

          (c) PAYMENTS; INTEREST. Any post-closing payments pursuant to this Section 4.02 shall be paid within five (5) days of determination as provided in Sections 4.02(a) or (b), along with interest thereon from the Closing Date at the Prime Rate as defined in Section 13.

     4.03 CLOSING PRO-RATIONS.  The following items shall be adjusted at
Closing:

          (a) To the extent that such amounts have not been reflected as liabilities on the books of Seller, Seller shall pay to Buyer at Closing those amounts representing unearned prepaid premiums on all health care benefits provided by Seller.

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          (b)  Final payroll for all Transferred Employees shall be
          pro-rated between Seller and Buyer based upon the working days attributable to each to Closing. Based upon Seller's vacation, sick leave and personal day policy now in effect, an appropriate accrual shall be made for all vacation leave, sick leave and personal days earned through Closing and Seller shall pay such amount to Buyer at Closing and Buyer shall assume Seller's obligations for such vacation, sick leave and personal days.

5.   SELLER'S OR BUYER'S DELIVERIES; FURTHER ASSURANCES.

     5.01 SELLER'S DELIVERIES.  At Closing Seller shall deliver to Buyer:
          -------------------

          (a)  a bill of sale in the form of Exhibit B attached hereto;

          (b)  copies of all minute books of Seller;

          (c) copies of the Articles of Organization, and any amendments thereto, of Seller certified by the Secretary of State of the Commonwealth of Massachusetts, and the By-Laws (with any amendments thereto) of Seller, certified by the Secretary of Seller;

          (d) a certificate dated as of Closing and executed on behalf of Seller by a duly authorized officer of each stating that: (i) all of the representations and warranties made by them in this Agreement and in any Schedule hereto (as the same have been amended) are true and correct on and as of Closing with the same effect as though such representations and warranties had been made as of such Closing, except with respect to the transactions and matters required or contemplated by this Agreement; and, (ii) Seller has performed and complied with all of its obligations under this Agreement which are to be performed or complied with prior to or on Closing;

          (e) such other instrument or instruments of transfer, in such form as shall be necessary or appropriate to vest in Buyer marketable title to the assets conveyed hereunder;

          (f) certificates issued by appropriate governmental authorities evidencing: (i) the corporate existence and good standing of Seller as a corporation in the Commonwealth of Massachusetts; and
          (ii) the appropriate licensure and good standing of Seller with the Commonwealth of Massachusetts Division of Insurance as of a date not more than ten (10) days prior to Closing;

          (g) the Assumption Reinsurance Agreement between Seller and Buyer in the form of EXHIBIT A;

          (h) an opinion from Messrs. Choate, Hall & Stewart, counsel to Seller, in the form of EXHIBIT C-1;

          (i)   evidence of all of Seller's approvals referred to in
          SCHEDULE 6.17 and SECTION 6.18;

          (j)  the Non-Competition Agreement referred to in and required by
          SECTION 11, in the form of EXHIBIT D;

          (k) assignments of all contracts referred to in SCHEDULE 2.05 and SECTION 2.05;

          (l) transfers and assignments of all of Seller's owned and leased computer software including, without limitation, the software listed on SCHEDULE 6.10;

          (m) the Comfort Letter referred to in Section 10.10 in the form of EXHIBIT F;

          (n) the 1994 Balance Sheet, the Estimated Balance Sheet and Historical Financials as required by SECTION 2.07;

          (o) assignments of the lease to Seller's office with appropriate estoppel certificates of the lessor of such property; and

          (p)  the Releases referred to in SECTION 10.18.

     5.02 BUYER'S DELIVERIES.  At Closing, Buyer shall deliver:

          (a) cashier's check or evidence of wire transfer in the amount of the Adjusted Purchase Price due in accordance with SECTIONS 3 and 4 hereof;

          (b) a certificate dated as of Closing and executed on behalf of Buyer by a duly authorized officer, stating that: (i) all of the representations and warranties made by Buyer in this Agreement are true and correct on and as of Closing with the same effect as though such representations and warranties had been made and given on Closing; and, (ii) Buyer has performed and complied with all of its obligations under this Agreement which are to be performed or complied with prior to or on Closing;

          (c) the Assumption and Reinsurance Agreement in the form of EXHIBIT A;

          (d) an opinion from Sheehan Phinney Bass + Green, Professional Association in the form of EXHIBIT C-2;

          (e) certificates issued by appropriate government authorities evidencing: (i) the corporate existence and good standing of Buyer as a corporation in the Commonwealth of Massachusetts as of a date not more than ten (10) days prior to Closing and (ii) the appropriate licensure as an HMO and good standing of Buyer with the Commonwealth of Massachusetts Division of Insurance; and

          (f)  evidence of all of Buyer's approvals referred to in SECTION
          7.03 and SCHEDULE 7.03.

     5.03 FURTHER ASSURANCES. Following Closing, at the request of Buyer, Seller shall deliver to Buyer such further documents executed by Seller and take such reasonable action as may be necessary or appropriate: (i) to confirm the sale, transfer, assignment, conveyance, and delivery of the HMO Business and Assets purchased by Buyer pursuant to this Agreement; (ii) to vest in Buyer marketable right, title, and interest in and to the HMO Business and the Assets; and (iii) to fully and completely consummate the transactions herein contemplated.

6.   REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller represents and warrants to Buyer as follows:

     6.01 CORPORATE ORGANIZATION; ETC.. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties.

     6.02 CAPITALIZATION. Seller is a non-stock, not-for-profit corporation. There are no shares of capital stock of Seller outstanding and there are no outstanding options, warrants or other rights to purchase or acquire any capital stock.

     6.03 SUBSIDIARIES. SCHEDULE 6.03 sets forth the name, jurisdiction of incorporation, capitalization and number of shares of outstanding capital stock of each class owned, directly or indirectly, by Seller with respect to each corporation or other entity of which Seller owns, directly or indirectly, securities (or equivalent interests) having ordinary voting power to elect a majority of the directors (or persons performing equivalent functions) (individually, a "Subsidiary", and collectively, the "Subsidiaries"). All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and all such shares shown in SCHEDULE 6.03 as being owned, directly or indirectly, by Seller are owned free and clear of any liens, encumbrances, pledges, security interests, or claims of any kind. No Subsidiary has outstanding any securities convertible into or exchangeable or exercisable for any shares of subsidiary capital stock, there are no outstanding options, warrants or other rights to purchase or acquire any capital stock of any Subsidiary, and there are no contracts, commitments, understandings, arrangements or restrictions by which any Subsidiary is bound to issue additional shares of its capital stock. Except for the Subsidiaries and as otherwise disclosed in SCHEDULE 6.03, Seller does not own, directly or indirectly, any capital stock or other equity securities of any corporation or other entity or have any direct or indirect equity interest in any business. Each Subsidiary
(a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties.

     6.04 FINANCIAL STATEMENTS. The audited consolidated balance sheets of Seller as of December 31, 1991, 1992 and 1993, the draft audited balance sheet of Seller as of December 31, 1994, the audited consolidated statements of revenues and expenses, changes in fund balances and cash flows of Seller for the periods ended December 31, 1991, 1992 and 1993 and the draft audited consolidated statements of revenues and expenses, changes in fund balances and cash flows of Seller for the period ended December 31, 1994 have each been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of Seller as of said dates and the results of its operations and cash flows for the periods then ended. The Historical Financials for Seller for the years ended December 31, 1994, 1993 and 1992, the 1994 Balance Sheet, the Estimated Balance Sheet and the Final Balance Sheet, when delivered, will have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and will fairly present the financial position of Seller as of the dates reflected thereon and the results of its operations and cash flows for the period then ended. (The financial statements for the years ended December 31, 1991, 1992 and 1993 and the draft audited financial statements for the year ended December 31, 1994 shall be referred to herein collectively as the "Financial Statements"). Except as shown on SCHEDULE 6.04, there are no pre-paid expense items or other assets of any character carried on the books of Seller as of December 31, 1994 which will have to be written off, so far as Seller can now reasonably foresee (in whole or in part), within the four (4) year period following Closing.

     6.05 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent specifically reflected, reserved against or disclosed in the Financial Statements or shown on a Schedule hereto, except for claims fully and adequately covered by insurance, Seller does not, as of the date of such statements (and will not as of Closing) have any indebtedness, liabilities, or obligations of any nature, whether accrued, absolute, or contingent, and whether due or to become due, including, but not limited to, unearned premiums, prepaid commissions, disputed or contingent liabilities, taxes or anticipated or unrealized losses ("Liabilities").

Except as set forth in SCHEDULE 6.05 hereto, there are no Liabilities of any nature in any amount not fully reflected or reserved against in the Financial Statements. Except as set forth in SCHEDULE 6.05 hereto, Seller has not guaranteed or assumed any debt or obligation of any person, partnership, corporation, or other entity.

     6.06 ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 6.06 hereto, since December 31, 1994, there has not been (i) any change in the condition, financial or otherwise, or in the operations, business, properties, assets or prospects of Seller, or (ii) any damage, destruction, or loss to any of the properties or assets of Seller, whether or not covered by insurance, resulting in a loss of $5,000 or more, or (iii) any labor trouble (including, without intending any limitation, any negotiation, or request for negotiation, for any representation or any labor contract) affecting Seller, or (iv) any published Massachusetts regulation which has or may adversely affect or impair the business, properties, assets, operations, or prospects of Seller.

     6.07 CORPORATE RECORD BOOKS, ETC. Seller's minute books, all of which have been furnished to Buyer, are in good order and with all necessary signatures, set forth all meetings and actions taken by the respective shareholders and directors of Seller and properly record all corporate action which should be reflected therein. Complete and correct copies of the Articles of Organization of Seller and the By-Laws of Seller, as amended to the date hereof (certified by its Secretary), have been delivered to Buyer by Seller.

     6.08 TITLE TO ASSETS; LIENS. A true, correct and complete list and description of all machinery, equipment, vehicles and personal property owned by Seller are set forth in SCHEDULE 6.08. Seller owns no real property. Except as set forth in SCHEDULE 6.08, Seller has good and marketable title to all its owned or leased properties and assets, tangible, and intangible, including all assets reflected in the December 31, 1994 Financial Statements, except as disposed of after December 31, 1994, in the ordinary course of business, subject to no mortgage, pledge, lien, security interest, lease, charge, easement, encumbrance, conditional sale, or other title retention agreement. Except as set forth and identified in SCHEDULE 6.08, all of the assets, tangible and intangible, necessary for the conduct of the business or operations of Seller as now conducted are owned or leased by Seller, and except as set forth in
SCHEDULE 6.0 8, Seller's right, title and interest to all property or assets owned or leased by it will in no way be affected by this Agreement or the transactions contemplated herein. Except as set forth in SCHEDULE 6.08, there are no outstanding commitments of Seller relative to the purchase, sale, mortgage, or lease of any real property.

     6.09 LEASES OF REAL AND PERSONAL PROPERTY. A true, correct, and complete list and brief description of all leases of real property, and leases of any personal property, to which Seller is a party, either as lessor or lessee, are set forth in SCHEDULE 6.09 hereto. All such leases are valid and effective in accordance with their respective terms. Except as set forth in SCHEDULE 6.09, the continuation, validity, and effectiveness of each such lease will in no way be affected by this Agreement or the transactions contemplated herein. Seller has furnished to Buyer complete and correct copies of each such lease to which Seller is a party. Except as set forth in SCHEDULE 6.09, Seller's interest in such leases as either lessor or lessee is subject to no mortgage, pledge, lien, security interest, lease, charge, easement, encumbrance, conditional sale, or other agreement. Except as set forth in SCHEDULE 6.09, to Seller's knowledge there are no existing, claimed, purported, or alleged defaults or events of default or state of facts which with notice or lapse of time, or both, would constitute defaults thereunder. Except as set forth in
SCHEDULE 6.09, Seller has not received notice and it is not otherwise aware of any claimed or purported or alleged default or state of facts which with notice or lapse of time, or both, would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party with respect to any such lease. Except as set forth in SCHEDULE 6.09, upon and after Closing, Seller shall have the legal right (without further consent or other approval of any other party) to possess and quietly enjoy such premises and properties under such leases.

     6.10 COMPUTER SYSTEMS. Seller's computer system is presently serving it adequately with no unusual equipment failure or lack of response time, except as set forth in SCHEDULE 6.10; no equipment or programming upgrades are required to efficiently operate such system through 1996. SCHEDULE
6.10 hereto sets forth a true and complete listing of all computer hardware and computer software programs used in the conduct of the HMO Business which were licensed primarily for such use and which will be transferred to Buyer hereunder, except for commercially available programs that may be licensed for a fee of less than $1,000. SCHEDULE 6.10 hereto sets forth whether each such computer software program is (i) licensed by Seller from a third party or (ii) licensed by a third party and assigned by such third party to Seller in accordance with the terms of such licenses (collectively referred to herein as the "Licensed Software"). With respect to Licensed Software (i) there are no infringement suits, actions or proceedings pending or, to the knowledge of Seller, threatened against Seller, with respect to the software and (ii) Seller has the full right, power and authority to assign the Licensed Software to Buyer as contemplated in this Agreement, subject to the prohibitions against assignment set forth in the agreements evidencing the license and sublicense of the Licensed Software to Seller. SCHEDULE 6.10 also includes all of the computer software programs owned by Seller that are used to support the HMO Business (the "Owned Software"). The computer hardware and computer software described on SCHEDULE 6.10 (together with those commercially available items that would have been required to have been described on such schedule but for the established materiality threshold), include all of the computer hardware and computer software used by Seller to conduct the HMO Business in the manner it is presently conducted.

     6.11 INSURANCE. A true, correct and complete list and brief description (including annual premiums, insurer, agent, coverage, expiration date) of Seller's insurance policies in effect during the period subsequent to December 31, 1993 are set forth in SCHEDULE 6.11 hereto. Except as set forth in SCHEDULE 6.11, there is no default or claimed, purported or, to Seller's knowledge, alleged default or state of facts which with notice or lapse of time, or both, would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any policy referred to in or submitted as a part of SCHEDULE 6.11 and Seller has not received or given notice of any default or claimed, purported or alleged default or state of facts which with notice or lapse of time, or both, would constitute a default on the part of any party in the performance or payment of any obligation to be performed or paid by any party under any policy referred to in or submitted as a part of SCHEDULE 6.11. All insurance coverage provided to Seller is and has been on an arms-length basis at rates no less than those generally charged to similar clients.

     6.12 TRADEMARKS, COPYRIGHTS, ETC. Except as shown on SCHEDULE 6.12, Seller does not own or employ in its business any trademarks, copyrights or similar rights.

     6.13 LICENSES, FRANCHISES AND PERMITS. A true, correct and complete list and brief description of the licenses, and other regulatory authorizations necessary for the conduct of Seller's business as presently being conducted and necessary for the conduct of the duties of its employees on behalf of Seller (including without limitation, agent's and broker's licenses of its sales agents and employees) are set forth in
SCHEDULE 6.13 hereto. Except as set forth in SCHEDULE 6.13, Seller has all licenses, and other regulatory authorizations necessary for the conduct of its business as now conducted. All such licenses, and regulatory authorizations are valid and in full force and effect. Except as set forth in SCHEDULE 6.13, there are no agreements with or orders by any regulatory authorities prohibiting or restricting the conduct of the Seller's HMO Business. Seller and its employees have not breached any provision of, and are not in default under the terms of, and have not engaged in any activity which would cause revocation or suspension of, any such licenses, or regulatory authorizations and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or, to the best of Seller's knowledge, threatened. No such license or permit issued by any governmental authority to Seller or to any of its present employees who presently holds such a license and uses it in Seller's business has ever been revoked, suspended or rescinded.

     6.14 EMPLOYEE RELATIONS. Set forth in SCHEDULE 6.14 is a true, correct and complete payroll roster of all employees of Seller for the calendar year 1994, showing the rate of pay for each such person entitled to receive compensation from Seller, and the gross payments made to each such person for the periods set forth above. No increases, other than in the ordinary course of business consistent with past practice, in such salaries have been given since January 1, 1994. Seller is not a party to any contract with any of its employees, agents, consultants, officers, salesmen, sales representatives, distributors, or dealers that is not cancelable by Seller without penalty or premium on not more than thirty (30) days notice, except as set forth in SCHEDULE 6.14 or attached thereto. Except as set forth in SCHEDULE 6.14, Seller has not promulgated any policy or entered into any agreements relating to the payment of severance pay to employees whose employment is terminated or suspended, voluntarily or otherwise, and Seller has not promulgated any profit sharing, retirement, workers' compensation, disability, stock purchase, bonus, deferred compensation, health care or other similar plan providing benefits for its employees. Seller is not a party to any collective bargaining agreement covering or relating to any of its employees and has not recognized, has not been required to recognize, and has not received a demand for recognition by any collective bargaining representative, except as set forth on SCHEDULE 6.14. Except as set forth on SCHEDULE 6.14, Seller has accrued (in accordance with generally accepted accounting principles, consistently applied) in its Financial Statements all liability for all employee bonus, vacations, sick time, compensatory time, deferred compensation, disability, health care, profit sharing, retirement, or any other similar benefit for its employees which would be payable to such employees upon their termination from employment. Seller has complied with all applicable domestic laws, rules, or regulations relating to employment, including those relating to wages, hours, collective bargaining and the withholding and payment of taxes and contributions. Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and there are no arrearages of wages or any tax or penalty for failure to comply with the foregoing owed by it with respect to employees. Except as set forth on SCHEDULE 6.14, there are no controversies pending or threatened between Seller and any of its employees, any labor unions or other collective bargaining agents representing or purporting to represent its employees. Except as set forth on SCHEDULE 6.15, none of the management of Seller has resigned or threatened to resign since January 1, 1995.

     6.15 LITIGATION, COMPLIANCE WITH LAWS. Except to the extent set forth in SCHEDULE 6.15 hereto (which SCHEDULE contains a true, correct and complete list and description), there is no suit, action, litigation, administrative action, arbitration, or other proceeding pending or to Seller's knowledge threatened involving Seller (either individually or as a member of a group) involving more than $10,000 individually or $250,000 in the aggregate. Seller has complied with and is not in material default under any federal, state or local laws, regulations, ordinances, requirements, or orders applicable to its business, operations, or
properties.   Seller has not received notice and it has no knowledge of any claimed violation or default with respect to any of the foregoing. Except as set forth on SCHEDULE 6.15, there is no material investigation or review pending or to Seller's knowledge threatened by any governmental entity with respect to Seller relating to the HMO Business, nor has any governmental entity indicated to Seller an intention to conduct the same. Except as set forth on SCHEDULE 6.15, there are no grievances, disputes, or litigation pending (or to the knowledge of Seller threatened) against Seller involving claims from accounts, clients, covered persons, or members of Seller relating to coverage of health claims or any claim for punitive, exemplary or other extra-contractual damages which could result in any liability in excess of $10,000.

     6.16 CAPACITY; AUTHORIZATION AND EFFECT. Seller has all requisite corporate power and authority to enter into this Agreement and the agreements referred to herein (hereinafter collectively the "Agreements"), and to perform all of its obligations hereunder. The Board of Directors of Seller has duly authorized the execution and delivery of the Agreements and the consummation and performance by Seller of its obligations thereunder and, no other corporate proceedings on the part of Seller are necessary to authorize the Agreements and the performance by Seller of its obligations thereunder. Subject to obtaining the necessary approval of the Incorporators of Seller, the Agreements, when executed and delivered by Seller and approved by the Incorporators of Seller will be, legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except that: (i) the enforceability thereof may be subject to bankruptcy, insolvency, fraudulent conveyance, equity of redemption, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

          6.17 COMPLIANCE WITH OTHER INSTRUMENTS, ETC. Subject to obtaining the consents listed in SCHEDULE 6.17 hereto, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will: (i) conflict with or result in any violation of or constitute a default under any term of the Articles of Organization or By-Laws of Seller (each as amended), or any agreement, loan or credit agreement, mortgage, indenture, franchise, license, permit, authorization, lease, or other instrument, writ, injunction, determination, award, judgment, decree, order, law, rule, or regulation by which Seller is bound;
(ii) result in the creation or imposition of any lien, security interest, charge, encumbrance, restriction, or claim of any nature upon, or give to others any material interest or rights, including rights of termination or cancellation in or with respect to, any of the properties, assets, businesses, or prospects of Seller sold herein or (iii) violate or conflict with any other restriction of any kind or character to which Seller is subject.

          6.18 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES.  Except for:
(i) the filing of appropriate documents to effect the transactions contemplated herein as required by the law of the Commonwealth of Massachusetts, (ii) the approval of the Commonwealth of Massachusetts
Division of Insurance, (iii) the approval of the Attorney General of the

Commonwealth of Massachusetts, and (iv) the filing of a Pre-Merger Notification pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 ("Hart-Scott"), and the consents and approvals listed in SCHEDULE 6.17, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement and the transactions contemplated herein by Seller.

          6.19 ADVERSE RESTRICTIONS, ETC. Except as set forth in SCHEDULE 6.19 and except for restrictions in its Articles of Organization, as amended, Seller is not subject to any charter or other corporate agreement or any foreign or domestic judgment, order, writ, injunction, or decree which adversely affects or, may in the future adversely affect the business or operations, properties, assets, prospects or condition, financial or otherwise, of Seller.

          6.20 AGREEMENTS, ETC. Except for agreements cancelable on not more than 30 days' notice without penalty or involving total payments of less than $10,000, set forth in SCHEDULE 6.20 is a true, correct and complete list and brief description as to the following: (i) all bonus, incentive compensation, profit-sharing, retirement, pension, group insurance, death benefit, or other fringe benefit plans, deferred compensation and post-termination obligations and trust agreements relating to Seller, in effect or under which any amounts remain unpaid on the date hereof or are to become effective after the date hereof; (ii) all collective bargaining agreements of Seller with any labor union or other representative of employees, including local agreements, amendments, supplements, letters, and memoranda of understanding of all kinds and all employment and consulting contracts; (iii) any agreements, contracts, arrangements, commitments, understandings, or obligations, oral or written, limiting Seller's freedom to compete in any line of business or with any person, or in any way providing for a joint venture, partnership or other joint enterprise; (iv) all contracts with participating employers which have employees covered by Seller; (v) all agreements, contracts, arrangements, commitments, understandings, or obligations, oral or written with all physicians, hospitals and other health care providers rendering services to Seller; (vi) all other agreements, contracts, arrangements, commitments, understandings, or obligations, oral or written, relating to Seller, its business, operations, prospects, properties, assets, or condition
(financial or otherwise) in which Seller or any officer or director of Seller, has any interest, direct or indirect, including a description of any transactions between Seller and any entities in which such officers or directors have any interest; and (vii) all agreements, contracts, arrangements, commitments, understandings, or obligations, oral or written, of Seller (not otherwise required to be listed hereunder) which could materially affect Seller, or its business, operations, prospects, or financial condition. Except as set forth in SCHEDULE 6.20, the continuation, validity and effectiveness of the contracts, plans, or other instruments set forth in SCHEDULE 6.20 will in no way be affected by this Agreement or by the transactions contemplated herein. Except as set forth in SCHEDULE 6.20, for any payment defaults by insured subscribers or employers, and for other payment defaults not exceeding $10,000 in the aggregate: (i) there is no default or state of facts which with notice or lapse of time, or both, would constitute a default on the part of Seller
(or to Seller's knowledge on the part of any party other than Seller) in the performance of any obligation to be performed or paid by any party under any contracts, plans, or other instruments or arrangements referred to in or submitted as a part of SCHEDULE 6.20; (ii) Seller has not received or given notice of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time, or both, would constitute a default on the part of any party in the performance or payment of any obligation to be performed or paid by any party under any contracts, plans, or other instruments or arrangements referred to in or submitted as a part of SCHEDULE 6.20; (iii) no contracts, agreements, arrangements, understandings or obligations required to be disclosed as part of SCHEDULE
6.20 between Seller and any affiliate of Seller are on terms other than at arms-length and at usual and customary rates.

          6.21 POWERS OF ATTORNEY. Except as set forth on SCHEDULE 6.21, Seller does not have any power of attorney (whether general or special) outstanding with respect to any matter.

          6.22 PREPAID COMMISSIONS. Except as set forth on SCHEDULE 6.22, there are no liabilities for prepaid commissions due sales agents or brokers in connection with any products written by Seller.

          6.23 BANK, MONEY MARKET AND BROKERAGE ACCOUNTS.  Set forth in SCHEDULE
6.23 hereto is a true, correct and complete list showing the name and address of each banking institution, mutual fund or stock brokerage firm in which Seller has accounts or safe deposit boxes, the account numbers or box numbers relating thereto, and the name of each person authorized to draw thereon or to have access thereto. There are no credit cards issued to Seller, any employees, officers or agents of Seller, any employee of Seller or any other person or entity under which Seller has any current or potential future liability except as listed on SCHEDULE 6.23.

          6.24 ERISA/BENEFITS. SCHEDULE 6.24 contains a true, correct and complete list and brief description of "employee pension benefit plans" (as defined in "ERISA"), "employee welfare benefit plans" (as defined in
Section 3(1) of ERISA) and all other employee benefit plans maintained by Seller (all the foregoing being herein called "Employee Benefit Plans") maintained or contributed to by Seller. Each Employee Benefit Plan has been administered in all respects in accordance with its terms and is in compliance in all respects with the currently applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). All reports, returns and similar documents with respect to the Employee Benefit Plans required to be filed with any government agency or distributed to any Employee Benefit Plan participant have been duly and timely filed or distributed. To the knowledge of Seller, there are no investigations by any government agency, and no termination proceedings or other claims, suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any liability to Seller or such Plan. All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the Plans and the trusts related thereto are exempt from Federal income taxes, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or increase its cost. No Employee Benefit Plans have been terminated and there have not been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect thereto and no Employee Benefit Plan has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code or any unfunded liability of any kind.

          6.25 ACCOUNTS RECEIVABLE. All of the net accounts receivable on the books of Seller are valid and collectible using commercially reasonable collection practices; all such accounts arose in the ordinary course of business and none is subject to any defense, counterclaim or off-set of any kind. Other than accounts receivable from the Worcester Surgical Center and the Worcester/Somerset Limited Partnership which shall not be transferred to Buyer pursuant to this Agreement, Seller has no other accounts receivable from any affiliate of Seller.

          6.26 MISSTATEMENTS. Neither this Agreement, nor any other agreement or certificate delivered to Buyer at Closing contains (or shall contain) any untrue statement of a material fact or omits (or shall omit) to state a material fact necessary to make the statement contained therein not misleading.

          6.27 DEBT OBLIGATIONS. Set forth on SCHEDULE 6.27 is a true, complete and accurate list setting forth each instrument defining the terms on which debts for borrowed funds (not including trade debt) of, or guarantees of the debts of third parties by, Seller have been issued, and the name of the lender and the current amount outstanding on all such obligations, including, without limitation, term loans, revolving credit agreements, notes, or other financing vehicles, but excepting contracts with providers and insurance policies.

          6.28 ENVIRONMENTAL MATTERS. Seller has stored, handled and disposed of all hazardous waste in full conformity with all applicable federal, state and local laws, regulations and ordinances. Seller's leased real property or any portion thereof, is not in violation of any law regarding environmental matters, and no event has occurred or is occurring which could give rise to any such action, order, proceeding, violation or investigations. Seller has obtained all required permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes. Seller is in compliance with all terms and conditions of the required permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. There are no past, present or, so far as Seller can reasonably foresee, future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigations against Seller based on or related to the manufacture, processing, distributions, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

          6.29 TAXES. Seller is a not-for-profit, tax-exempt organization as defined under Section 501(c)(4) of the Code. Seller is in full compliance with all applicable federal and state laws, regulations, rulings and orders pertaining to the operation of a tax-exempt entity, such as Seller, including without limitation, requirements as to private benefit, inurement, self-dealing, conflicts of interest and other applicable requirements. Except as noted in SCHEDULE 6.29 there have been properly completed and filed on a timely basis and in correct form all tax returns, information returns or other required information or filings required to be filed by Seller on or prior to the date hereof (the "Returns"). As of the time of filing, the foregoing Returns correctly reflected all information regarding the income, business, assets, operations, activities or status of Seller or any other information required to be shown thereon. With respect to all amounts in respect of taxes imposed on or for which Seller is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before Closing, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by Seller to taxing authorities or others on or before the date hereof have been paid. No notices of deficiency have been issued by (or are currently pending before), and no proceedings are currently pending before, any taxing authority in connection with any of the Returns relating to Seller.
No waivers of statutes of limitation with respect to the Returns have been given by or requested from Seller. Consummation of the transactions pursuant to this Agreement will in no way affect any such prior tax return filings or result in any past or future tax consequences for Seller which may have any affect on the Assets or the Buyer after Closing.

          6.30 BOOKS AND RECORDS. All of the corporate, financial and business records of Seller are located at its principal office at 100 Front Street, Suite 300, Worcester, Massachusetts.

          6.31 PENDING PROPOSALS. Seller has made available to Buyer for inspection a complete list and brief description of all pending proposals for new business or renewals of existing accounts of Seller.

          6.32 CERTAIN FEES AND EXPENSES. Neither Seller nor any of its respective officers, directors or employees has incurred any claims for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby nor any other obligations for professional services of any kind except to KPMG Peat Marwick, Wheat, First Securities, Inc., and Seller's legal counsel, Choate, Hall & Stewart.

          6.33 MANAGEMENT LETTER(S). Except as set forth on SCHEDULE 6.33, Seller has received no management letters from KPMG Peat Marwick in relation to its financial statements. All of the matters noted in any such management letters have been complied with or totally resolved.

          6.34 ARRANGEMENTS FOR STOP-LOSS INSURANCE. Shown on SCHEDULE 6.34 is a true, correct and complete list and brief description of all contracts, agreements or undertakings, oral or in writing, in any way related to the provision of so-called stop-loss health insurance or re-insurance maintained by Seller for itself or for the benefit of any self-funded employer accounts for which it administers claims. Seller has no liability under any such stop-loss or re-insurance arrangements.

          6.35 EMPLOYER AND GROUP CONTRACTS. Seller has provided to Buyer copies of its standard employer and other group agreements. Except as shown on SCHEDULE 6.35 (which SCHEDULE contains a true, correct and complete list and brief description), there are no agreements with employers or other groups on terms other than as provided in such standard employer agreements. Except as shown on SCHEDULE 6.35, Seller has no reason to believe that employers and other groups will not participate with Buyer.

          6.36 MEMBERS/SUBSCRIBERS. As of March 1, 1995, Seller had 84,103 HMO members.

          6.37 PHYSICIAN AGREEMENTS AND RELATIONSHIPS. Seller has in effect standard physician agreements in the forms provided by Seller to Buyer with at least 1,600 physicians; all such physicians have entered into the agreements in the form provided and no physician has any different arrangement with Seller. All returns of physician withholds have been duly approved by the Division of Insurance of the Commonwealth of Massachusetts and all withhold returns have been made in accordance with the conditions of such approvals. Seller believes that its physician relationships are favorable and Seller has no reason to believe that physician relationships will worsen or that physicians who currently participate with Seller will withdraw and not participate with Buyer.

          6.38 BROKERS AND AGENTS. SCHEDULE 6.38 lists all persons through which Seller places or sells products with premium volume in excess of $10,000 per year. Seller has no financial obligations to any person with respect to existing or future HMO Business, except as recorded as a liability on the Financial Statements or as described in SCHEDULE 6.38. Except as indicated in SCHEDULE 6.38, Seller is not a party to any fronting or similar agreement to place or sell insurance for any other insurance company.

          6.39 AUTHORITY. The delivery to Buyer of the Agreements and the documents referred to therein including, without limitation, the Assumption Reinsurance Agreement, will transfer valid title to the HMO contracts comprising the HMO Business, and all of the assets of Seller's HMO Business as defined in SECTION 2.01, free and clear of any options, liens, trusts, encumbrances, security interests, charges and claims of any kind other than the rights of policyholders.

          6.40 REINSURANCE. Attached as SCHEDULE 6.40 is a list of every policy of reinsurance or other agreement allocating insurance risk which relates to existing or future (or prior policies written since July 1, 1993) policies written as part of (or related to) the HMO Business.

          6.41 INVESTMENT ASSETS. Except as set forth in SCHEDULE 6.41 hereto and except with respect to any investment assets to be transferred as part of the HMO Business that are publicly traded securities, Seller has received written representations from each issuer of such investment assets that the investment assets issued by such issuer were duly authorized and issued by such issuer. Except as set forth in SCHEDULE 6.41 hereto, each of such investment assets is negotiable and no consent or other approval is required to be obtained to permit Seller to convey, transfer and sell the investment assets to Buyer free and clear of all claims, liens and encumbrances of any kind.

          6.42 MATERIAL ADVERSE CHANGES OR EFFECT. Seller has no knowledge of any matter which may result in a material adverse change or effect on the financial condition or prospects of Seller or the HMO Business.

          6.43 OPERATION OF HMO BUSINESS. All of the activities and operations and all of the assets related to the HMO Business have been at all times and now are owned or conducted only by Seller and by no other legal entity in whole or in part. All HMO contracts included in the HMO Business as now in force are in all material respects, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto. True, complete and correct copies of such forms have been furnished or made available to Buyer, the reference numbers of such forms are listed on SCHEDULE 6.43 hereto and there are no other forms of insurance contracts used in connection with the HMO Business. Premium rates established in connection with the HMO
Business which are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto. Seller is in full compliance with all contractual, statutory, regulatory and other requirements applicable to Seller as a provider of HMO coverage to employees of the federal, state and local governments and subdivisions and is subject to no claim for a penalty, fine, return of premium, or other charge or liability in respect thereof.

          6.44 MEDICARE SECONDARY PAYOR. Without in any way limiting the generality of other representations and warranties made herein by Seller, all actions taken or failed to have been taken by Seller or its affiliates or agents in connection with the insuring or administration of healthcare plans maintained for Seller's employer clients or other clients have been taken or omitted in complete compliance with the so-called "Medicare Secondary Payor Rules" under all applicable federal laws, as supplemented by the regulations of the Department of Health and Human Services ("Secondary Payor Rules"); no healthcare plan administered or insured by Seller has any liability of any nature (including but not limited to, any liability under the Internal Revenue Code, ERISA, the Social Security Act and Age Discrimination in Employment Act) to the United States of America or to any other person or entity with respect to the Secondary Payor Rules, nor will any such liability arise after Closing if Buyer continues to follow the administrative and computer procedures established by Seller prior to Closing in conducting the HMO Business. Neither Seller nor its affiliates or agents have incurred any liability with respect to acts taken or omitted prior to Closing under existing or prior contracts with their employer clients or other clients for any excise tax liability under
Section 5000 of the Internal Revenue Code.

7.        REPRESENTATIONS AND WARRANTIES OF BUYER.

          Buyer represents and warrants to Seller as follows:

          7.01 ORGANIZATION; GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts.

          7.02 AUTHORITY. Buyer has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except that (i) the enforceability thereof may be subject to bankruptcy, insolvency, fraudulent conveyance, equity of redemption, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

          7.03 GOVERNMENTAL AND OTHER CONSENTS, ETC. Except for the approvals referred to in SECTION 6.18 and the approvals referred to on SCHEDULE 7.03, no consent, approval, or authorization of, or designation, declaration, or filing with, any governmental authority or other persons or entities on the part of Buyer is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

          7.04 COMPLIANCE WITH OTHER INSTRUMENTS, ETC. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in any violation of or constitute a default under any term of the Articles of Incorporation or By-Laws of Buyer (each as amended) or any agreement, loan or credit agreement, mortgage, indenture, franchise, license, permit, authorization, lease, or other instrument, writ, injunction, determination, award, judgment, decree, order, law, rule or regulation to which Buyer is bound;
(ii) result in the creation or imposition of any lien, security interest, charge, encumbrance, restriction, or claim of any nature upon, or give to others any interest or rights, including rights of termination or cancellation in or with respect to, or otherwise adversely affect, any of the properties, assets, businesses, or prospects of Buyer, or (iii) violate or conflict with any other restriction of any kind or character to which Buyer is subject.

          7.05 CONDUCT OF BUSINESS. Buyer and its various subsidiaries and affiliates have complied in all material respects with all laws to which they are subject and there is no litigation pending or, to Buyer's knowledge, threatened which, if resolved unsatisfactorily to Buyer or any of such subsidiaries and affiliates, could prohibit the transactions contemplated by this Agreement.

8.        COVENANTS OF SELLER AND BUYER PENDING CLOSING.

          8.01 COVENANTS OF SELLER. Seller agrees that from the date of this Agreement to Closing:

               (a) COOPERATION. Seller shall use its best efforts to cause the sale contemplated by this Agreement to be consummated, and without limiting the generality of the foregoing, to obtain all consents, approvals and authorizations of third parties, to make all filings with and give all notices to third parties and to take all actions which may be necessary or reasonably required in order to effect the transactions contemplated hereby and to otherwise satisfy all of the conditions set forth in this Agreement. Without limiting the generality of the foregoing, promptly following the execution and delivery of this Agreement, Seller shall (together with Buyer) present the transactions contemplated by this Agreement to the Massachusetts Division of Insurance and the Attorney General of the Commonwealth of Massachusetts and shall use its best efforts to resolve any objections of such regulatory authority thereto to the satisfaction of such regulatory authority. All data and information concerning the business of Seller shall be made available to Buyer on reasonable terms subject to the maintenance of confidentiality by Buyer.

               (b) MAINTENANCE OF PROPERTIES, ETC. Seller shall maintain all of its properties in customary repair, order, and condition, reasonable wear excepted, and shall maintain insurance upon all of its properties in such amounts and of such kinds and against such risks usually maintained and insured against by Seller.

               (c) MAINTENANCE OF BOOKS. Seller shall maintain its books, accounts and records in the usual manner on a basis consistent with prior years.

               (d) ACCESS TO PROPERTIES, ETC. Subject to the assurance regarding confidentiality and to reasonable procedures to avoid undue disturbance of Seller's operations, Seller shall give or cause to be given to Buyer and to Buyer's counsel, accountants, investment advisors and other representatives full access during normal business hours to all of the properties, books, tax returns, contracts, commitments and records of Seller, or copies of the same, which are material to the transactions contemplated by this Agreement, and shall furnish to Buyer copies of all such documents, certified if requested, and all such information as Buyer may from time to time reasonably request with respect to the affairs of Seller.

               (e) CERTAIN PROHIBITED TRANSACTIONS. Seller, without the prior written consent of Buyer, shall not: (i) discuss, solicit, encourage, or respond to any proposal for the acquisition, merger or consolidation of all or any significant part of Seller's assets or business; (ii) provide any information to any party in connection with any such proposal; (iii) negotiate with respect to, or enter into, any contract to merge or consolidate with any other corporation or entity; (iv) negotiate with respect to, or change, the character of their businesses, or sell, transfer, or otherwise dispose of or encumber all or any substantial part of Seller's assets; (v) negotiate with respect to, or issue or contract to issue, any debt or guarantees of debt (other than trade debt incurred in the ordinary course of business) which exceed in the aggregate Ten Thousand Dollars ($10,000) at any one time outstanding; (vi) negotiate with respect to, or enter into, any joint venture or partnership, for the conduct of Seller's business; (vii) pay any distribution of Seller's assets or earnings (viii) sell, assign, or transfer any patents, trademarks, trade names, copyrights, or other intangible assets of Seller; (ix) adopt any plan of liquidation; (x) directly or indirectly dispose of or encumber any of Seller's assets except in the ordinary course of business; (xi) waive any right of significant value; (xii) change in any manner the method or timing on the payment of the liabilities of Seller; (xiii) file any new license applications (except for an application to HCFA for participation in the Medicare Risk Program); (xiv) expand any existing service area; (xv) enter into any new reinsurance and stop-loss insurance agreement; (xvi) enter into any new contracts or agreements with health care providers (except for standard agreements with participating physicians); (xvii) enter into any joint venture, partnership or other joint enterprise involving any part of the HMO Business; (xviii) enter into any non-competition or other agreement which may restrict in any way the conduct of the HMO Business; or (xix) generally engage in any business practice or take any action which is not in the ordinary course of business of Seller. If any acquisition, merger or consolidation proposal is received by Seller, Seller shall promptly notify Buyer of such fact and shall provide Buyer copies of any such offers or proposals.

               (f) COMPLIANCE WITH LAWS. Seller shall duly comply in all respects with all laws, regulations, and decrees applicable to it and to the conduct of its businesses.

               (g) INCONSISTENT ACTS. From the date of this Agreement to Closing, except as otherwise permitted by this Agreement, Seller will not engage in any activity or enter into any transaction which would be inconsistent in any respect with any representation, warranty or covenant set forth in this Agreement if such representations and warranties were made at a time subsequent to such activity or transaction and all references to the date of this Agreement were deemed to be such later date. Seller will promptly notify Buyer if at any time after the date of this Agreement Seller believes or has reason to believe that the condition specified in this paragraph may not be satisfied, except for causes beyond Seller's control.

               (h) EMPLOYEE COMPENSATION. Seller will pay or accrue prior to Closing, all wages, salaries, bonuses and all other compensation due employees for services rendered prior to Closing.

               (i) UNDERWRITING NEW BUSINESS. Prior to Closing Seller shall not make any proposal or commitment for HMO coverage affecting more than 500 lives or members with an average group premium below $125 per member per month without first consulting with Buyer.

               (j) CLOSING CORRECTIONS. Seller shall update its various disclosure schedules to reflect transactions occurring after the date of this Agreement and pursuant to and in conformity with this SECTION 8.01. To facilitate closing, Seller will provide Buyer with drafts of any changes and copies of any documents referred to therein at least two business days prior to closing in order that Buyer may confirm the fact that such changes did in fact occur in conformity with this SECTION 8.01. No such disclosure shall have any effect for the purpose of determining the satisfaction of the conditions set forth in SECTION 10 hereof.

               (k) REQUIRED CORPORATE APPROVALS. The Company shall cause a Special Meeting of its Incorporators to be duly called and held as soon as reasonably practicable for the purpose of approving the sale of the HMO Business and Assets and to take all other actions contemplated by this Agreement which require approval of the Incorporators. The Company shall use its best efforts to cause each of its Incorporators to vote in favor of same at such Special Meeting and the Company's directors shall in all circumstances, whether formal or informal, endorse and recommend approval of the actions contemplated by this Agreement.

               (l) NO NEW CONTRACTS. Seller shall not enter into, renew, modify, terminate or assume any contract, lease, license or commitment which by its terms requires performance subsequent to the Closing Date except for such matters which are within the normal and ordinary course of business or which involve an annual monetary commitment or exposure of not more than $10,000 each or $100,000 in the aggregate, provided, however, that Seller will use its best efforts to immediately inform Buyer of any proposed contracts that it believes will be in Buyer's best interest.

               (m) HMO UNDERWRITING. Seller shall not enter into, renew, modify, terminate or assume any HMO contract, unless such HMO contract complies with underwriting standards ordinarily and customarily employed by Seller in the past in writing new business and unless any such HMO contract is reasonably expected to generate revenues sufficient to meet anticipated obligations and a margin for profit consistent with Seller's average margin on such products, in the case of new business, and consistent with the margin on the specific account in the prior year, if renewal business; provided, further, that if Seller believes that any proposed non-complying contract would be advisable in order to maintain or enhance the HMO Business, it shall so notify Buyer.

               (n) PHYSICIAN CONTRACTS. Seller shall use its best efforts to cause its primary care and specialist physicians to enter into participating physician services agreements in the form of EXHIBIT E attached hereto.

               (o) SELLER'S AGENTS. Buyer may contact insurance agents or brokers selling HMO contracts or other products issued by Seller for the purpose of engaging such agents or brokers to act on behalf of Buyer and its affiliates to sell contracts and products in the same lines as such HMO contracts after the Closing Date. Seller shall (i) encourage each of the agents and brokers listed on SCHEDULE 6.38 hereto, on or prior to the Closing Date, to execute and deliver to Buyer an agency agreement in form acceptable to Buyer, and (ii) issue to each such agent or broker a waiver in form acceptable to Buyer providing for the waiver by Seller of any rights arising pursuant to existing Seller agency agreements prohibiting any such agents or brokers from selling contracts and products in the same lines as such HMO contracts on behalf of Buyer and its affiliates.

          8.02 COVENANTS OF BUYER. Buyer agrees that from the date of this Agreement to Closing:

               (a) COOPERATION. Buyer shall use its best efforts to cause the sale contemplated by this Agreement to be consummated, and without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties, including regulatory approvals, and to make all filings with and give all notices to third parties which may be necessary or reasonably required in order to effect the transactions contemplated hereby.

9.        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.

          All obligations of Seller under this Agreement are subject to the fulfillment, at or prior to Closing, of each of the following conditions:

          9.01 BUYER'S REPRESENTATIONS AND WARRANTIES. There shall be no breach of the representations and warranties of Buyer herein for which purpose the same shall be deemed applicable as of the Closing Date with the same force and effect as though made on and as of said date except as affected by transactions contemplated hereby.

          9.02 BUYER'S COVENANTS. Buyer shall have performed all of its obligations and agreements and complied with all its covenants contained in this Agreement to be performed and complied with by it prior to Closing.

          9.03 BUYER'S COUNSEL'S OPINION. Sheehan Phinney Bass + Green, Professional Association, counsel to Buyer, shall have delivered to Seller an opinion, dated as of Closing, in the form of EXHIBIT C-2. In giving such opinion such counsel may rely, as to matters of fact, upon certificates of officers of Buyer, and as to matters governed by the laws of Massachusetts, such counsel may rely upon the opinions of local counsel.

          9.04 BUYER'S CLOSING CERTIFICATE. Seller shall have received a certificate of Buyer dated as of Closing, in form and substance reasonably satisfactory to counsel to Seller certifying as to the fulfillment of the matters mentioned in SECTIONS 9.01 and 9.02.

          9.05 SUBSIDIARY AGREEMENTS. Buyer shall have executed the various agreements required to be executed pursuant to this Agreement including, without limitation, the Assumption Reinsurance Agreement in the form of EXHIBIT A.

          9.06 CONSENTS AND REGULATORY APPROVALS. Seller shall have received evidence, reasonably satisfactory to Seller and counsel for Seller, that all of the approvals and consents disclosed in SCHEDULE 6.17 and SECTIONS
6.18 and 7.03 have been duly obtained. Without in any way limiting the generality of the foregoing, Seller shall have received (i) approval for Seller to sell the HMO Business to Buyer, approval of the Assumption Reinsurance Agreement and other necessary approvals from the Commonwealth of Massachusetts Division of Insurance; (ii) all required approvals from the Attorney General of the Commonwealth of Massachusetts and (iii) evidence from Buyer that Buyer has received the approvals of the Commonwealth of Massachusetts Division of Insurance of the transactions contemplated herein.

          9.07 NO LITIGATION. No action, suit, or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit, or proceeding by any governmental or regulatory authority shall have been threatened against

Seller or Buyer: (i) seeking to challenge the transactions contemplated hereby or questioning the validity or legality of any such transactions which would, if resolved adversely, severally or in the aggregate, adversely affect the financial condition, business, property, assets or prospects of Seller's business; (ii) which might restrict or affect the right of Buyer to acquire the assets and business of Seller or to exercise any rights in respect thereto or under this Agreement or any agreement referred to herein subsequent to Closing; or, (iii) which seeks to subject Seller or any of its affiliates to any liability, fine, forfeiture, or penalty by reason of the transactions contemplated by this Agreement. There shall not have been issued any injunction or order restraining or otherwise preventing the transactions contemplated by this Agreement.

          9.08 PHYSICIAN WITHHOLDS. Notwithstanding any other provision of this Agreement, regulatory approval for return of the Physician Withholds referred to in SECTION 2.09 shall not be a condition to Seller's obligations hereunder including, without limitation, the obligation to close and complete the sale of the HMO Business to Buyer; it being intended that the transactions contemplated herein shall take place regardless of whether the Physician Withholds can be or are paid as contemplated in
SECTION 2.09.

10.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.

          All obligations of Buyer under this Agreement are subject to the fulfillment, at or prior to Closing, of each of the following conditions:

          10.01 SELLER'S REPRESENTATIONS AND WARRANTIES. There shall be no breach of the representations and warranties of Seller herein contained for which purpose the same shall be deemed applicable as of Closing with the same force and effect as though made on and as of said date, except as affected by the transactions contemplated hereby.

          10.02 SELLER'S COVENANTS. Seller shall have performed all of its obligations and agreements and complied with all of its covenants in this Agreement to be performed and complied with by it prior to Closing.

          10.03 CLOSING CERTIFICATE. Buyer shall have received a certificate of Seller executed on behalf of Seller by its appropriate officers dated as of Closing, in form reasonably satisfactory to counsel to Buyer, certifying as to the fulfillment of the matters mentioned in SECTIONS 10.01 and 10.02.

          10.04 CONSENTS AND REGULATORY APPROVALS. Buyer shall have received evidence, reasonably satisfactory to Buyer and counsel for Buyer, that all of the consents disclosed in SCHEDULES 6.17 and 7.03, and SECTION
6.18 and 7.03 have been duly obtained, and that all necessary foreign and domestic permits, licenses, franchises, governmental approvals, and other regulatory authorizations necessary to the operations of the business of Seller from and after Closing have been issued with no conditions or with conditions affecting Buyer or the HMO Business after Closing that are satisfactory to Buyer in its sole discretion. Without in any way limiting the generality of the foregoing, Buyer shall have received (i) approval to acquire the HMO Business of Seller, approval of the Assumption Reinsurance Agreement, licensure of Buyer as an HMO in Massachusetts, approval of other contractual arrangements and transactions contemplated herein (including without limitation approval of the hospital provider agreement with MCCM, if required) and all other approvals necessary to enable Buyer to conduct the HMO Business of Seller as presently conducted, from the Commonwealth of Massachusetts Division of Insurance, and (ii) all required approvals from the Attorney General of the Commonwealth of Massachusetts.

          10.05 SELLER'S OPINION OF COUNSEL. Choate, Hall & Stewart, counsel to Seller, shall have delivered to Buyer an opinion, dated as of Closing, in the form of EXHIBIT C-1. In giving such opinion such counsel may rely, as to matters of fact, upon certificates of officers of Seller.

          10.06 NO LITIGATION. No action, suit, or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit, or proceeding by any governmental or regulatory authority shall have been threatened against Seller or Buyer: (i) seeking to challenge the transactions contemplated hereby or questioning the validity or legality of any such transactions which would, if resolved adversely, severally or in the aggregate, adversely affect the financial condition, business, property, assets or prospects of the HMO Business; (ii) which might restrict or affect the right of Buyer to acquire the HMO Business or to exercise any rights in respect thereto or under this Agreement or any agreement referred to herein subsequent to Closing; or, (iii) which seeks to subject Buyer or any of its affiliates to any liability, fine, forfeiture, or penalty by reason of the transactions contemplated by this Agreement. There shall not have been issued any injunction or order restraining or otherwise preventing the transactions contemplated by this Agreement.

          10.07 LOSS OF MEMBERS AND PRINCIPAL EMPLOYER ACCOUNTS. Since January 1, 1995, the net enrollment of members of Seller shall not have decreased by more than 5% percent. Except as disclosed in SCHEDULE 6.35, no employer account or participating group having more than 4,000 members with Seller shall have notified Seller nor given Seller reason to believe said Employer will withdraw or not renew.

          10.08 PHYSICIAN AGREEMENTS, MAINTENANCE OF PRIMARY CARE AND SPECIALTY PHYSICIANS. Seller shall have entered into participating physician services agreements with at least 90% of its primary care physicians and 90% of its specialist physicians in the form of EXHIBIT E hereto. Since January 1, 1995 there shall have occurred no withdrawal

(or notice of intent to so withdraw) by more than: (i) ten percent (10%) of Seller's participating primary care physicians and (ii) twenty percent (20%) of Seller's participating specialty care physicians. Seller shall have assigned to Buyer all of Seller's physician contracts (with all necessary consents or novations).

          10.09     FINANCIAL STATEMENTS. Seller shall have delivered to Buyer:
(i) all interim unaudited financial statements of Seller from the date of this Agreement through any month ending at least thirty (30) days prior to Closing; and (ii) the Estimated Balance Sheet and Historical Financials as required in SECTION 2.07.

          10.10 COMFORT LETTER. Buyer shall have received at Closing a Comfort Letter covering the matters specified in EXHIBIT F dated as of Closing from KPMG Peat Marwick, Seller's independent auditors, in form and substance reasonably acceptable to Buyer verifying that as of a date no more than 5 days prior to Closing there has been no material change in the financial condition of Seller from that reflected in the Financial Statements.

          10.11 APPROVALS AND CONSENTS. Seller shall have taken all actions and received all approvals required to consummate fully the transactions herein, including without limitation the actions and approvals required in
SECTION 6.17, SCHEDULE 6.17 and otherwise under this Agreement.

          10.12 EMPLOYMENT AGREEMENT. Seller shall have entered into an Employment Agreement with the individual(s) listed in SCHEDULE 10.12 in the form of EXHIBIT G.

          10.13 NON-COMPETITION AGREEMENT. Seller (any foundation into which Seller is converted) and any of their affiliates shall have entered into the Non-Competition Agreement with Buyer, in the form of EXHIBIT D.

          10.14 ASSUMPTION REINSURANCE AGREEMENT. Seller shall have entered into the Assumption Reinsurance Agreement in the form of EXHIBIT A.

          10.15 NO MATERIAL ADVERSE CHANGE. There shall have occurred no event or events having a Material Adverse Effect on Seller or the HMO Business.

          10.16 EMPLOYER AND GROUP CONSENTS. All employers or other groups having at least 250 members shall have consented to the assignment of such employer's or group's contract with Seller to Buyer pursuant to the terms of the Assumption Reinsurance Agreement.

          10.17 HOSPITAL CONTRACTS. Seller shall have received the consent to the assignment to Buyer of the hospital provider agreements from the hospitals listed on SCHEDULE 10.17 hereto.

          10.18     RELEASES.   300 Grove Street Realty Corp. shall have
executed the release of Seller, its directors, officers, agents, employees, other representatives, and assigns in the form of EXHIBIT H attached hereto. Worcester Surgical Center, Inc. shall have executed the release of Seller, its directors, officers, agents, employees and assigns in the form of EXHIBIT H hereto. Seller shall have executed the release of Seller's employees in the form of EXHIBIT I hereto.

          10.19 U-MASS MEDICAL CENTER AGREEMENT. The University of Massachusetts Medical Center ("UMMC") shall have confirmed to Healthsource in writing that health care services rendered to members of Seller (who become members of Buyer) after Closing shall be governed by the terms of the existing provider agreement between UMMC and Healthsource, including without limitation the provisions relating to fees for such services.

          10.20 PHYSICIAN WITHHOLDS. Seller shall have delivered to Buyer at Closing proof of payment of Physician Withholds as required in SECTION 2.09.

11.       SELLER'S NON-COMPETITION COVENANT.

          Seller for itself (for any foundation into which Seller is converted) and any of its affiliates shall enter into the Non-Competition Agreement in the form of EXHIBIT D.

12.       TRADEMARKS, ETC.

           Seller agrees for itself and any of its present or future affiliates not to use any name, trade name, trademark, brand name, or service mark similar thereto listed in SCHEDULE 12 and transferred to Buyer.

13.       INDEMNITIES.

          13.01 INDEMNIFICATION BY SELLER. Seller shall indemnify, defend and hold harmless Buyer and its respective shareholders, officers, directors, employees, subsidiaries, agents, successors, and affiliates (hereinafter the "Buyer Indemnified Parties") from, against, and with respect to, any and all loss, damage, claim, action, suit, proceeding
(civil or criminal), deficiency or expense arising or resulting from, or attributable to, any of the following:

               (a) any loss, damage, claim, action, suit, proceeding, litigation, judgment, decision, decree, injunction, or ruling affecting Seller or the HMO Business which results from acts or omissions prior to the Closing Date other than those arising on account of liabilities of Seller specifically assumed by Buyer pursuant to SECTION 3.04.

               (b) any misrepresentation or breach of any representation or warranty of Seller contained herein or in any report, schedule, agreement, or document attached hereto or referenced herein, or any closing document delivered in connection with the transactions contemplated by such documents;

               (c) any breach or default by Seller of any covenant, obligation or undertaking on their part contained herein or in any report, schedule, agreement, or document attached hereto or referenced herein, or any closing document delivered in connection with the transactions contemplated by such documents;

               (d) all undisclosed or underdisclosed liabilities, debts, obligations and commitments of Seller, fixed or contingent, known or unknown, incurred in respect of any statement of fact, occurrence or circumstance existing prior to or at the Closing Date;

               (e) any cost, expense or liability incurred by Buyer Indemnified Parties as a result of a claim for investment banker's fees, brokerage, transactional or similar fees by any person asserting it was engaged by Seller or any of its affiliates;

               (f) any out-of-pocket costs of any nature including without limitation, legal, accounting, fines, penalties, compliance costs, financial assurance requirements, capital equipment and maintenance costs, investigation and remediation costs, engineering, contractor, consultants, expert and other professional fees, resulting from or attributable to any matter or thing mentioned or described in clauses (a) through (e) above, and all such expenses incurred by Buyer Indemnified Parties in seeking enforcement against Seller with respect to any matter or thing mentioned or described in clauses (a) through (e) above (if it is ultimately determined that any of Buyer Indemnified Parties is entitled to indemnification).

          Notwithstanding the foregoing, the right of Buyer to indemnification under this SECTION 13.01 shall be subject to the following limitations:

                     (i) no indemnification shall be payable pursuant to this
                    SECTION 13.01 unless the total of all claims for indemnification pursuant to this SECTION 13.01 shall exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate and then only to the extent the aggregate indemnification expenses exceed such amount.

          13.02 INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend and hold harmless Seller and each of its shareholders, officers, directors, employees, subsidiaries, agents, successors, and affiliates (the "Seller Indemnified Parties") from, against and with respect to any and all loss, damage, claim, action, suit, proceeding (civil or criminal), deficiency or expense arising or resulting from, or attributable to, any of the following:

               (a) any misrepresentation or breach of any representation or warranty of Buyer contained herein or in any report, agreement, schedule or document attached hereto or referenced herein, or any closing document delivered in connection with the transactions contemplated by such documents;

               (b) any breach or default by Buyer of any covenant, obligation or undertaking on its part contained herein or in any report, schedule, agreement or document attached hereto or referenced herein or any Closing document delivered in connection with the transactions contemplated by such documents;

               (c) any cost, expense or liability incurred by Seller Indemnified Parties as a result of a claim for investment banker's fees, brokerage, transactional or similar fees by any person asserting it was engaged by Buyer or any of its affiliates; and

               (d) any out-of-pocket costs, including without limitation, legal, accounting, engineering and other professional fees, resulting from or attributable to any matter or thing mentioned or described in clauses (a) through (c) above, and all such expenses incurred by Seller Indemnified Parties in seeking enforcement against Buyer with respect to any matter or thing mentioned or described in clauses (a) through (c) above (if it is ultimately determined that Seller Indemnified Parties are entitled to indemnification).

          13.03 NOTICE AND MANAGEMENT OF CLAIMS. If any action, suit, or proceeding shall be commenced against, or any claim or demand be asserted against, a party in respect of which such party proposes to demand indemnification hereunder, such party seeking indemnification (the "Indemnified Party") shall notify the party from whom the Indemnified Party seeks indemnification (the "Indemnifying Party") and shall consult with the Indemnifying Party with respect thereto, provided however, that failure to give such notice shall not constitute a waiver of the Indemnified Party's right to indemnification or a defense to any claim by the Indemnified Party hereunder. The Indemnified Party may, at its option, participate with the Indemnifying Party, at its own expense, in the defense of any such action, suit, or proceeding, but such defense, and any settlement of any such action, suit or proceeding, shall generally be under the reasonable control of the Indemnifying Party unless such claim involves claims which could interfere with the business, operations or prospects of Buyer, in which event Buyer shall control such defense or settlement. The parties each agree to render to each other such assistance, information, documents and access to personnel and records as may be reasonably be requested in order to insure the proper and adequate defense of any Third-Party Claim.

          13.04 RESOLUTION OF RESPONSIBILITY FOR CLAIMS. In the event that any dispute arises as to either party's responsibility with respect to a claim for indemnification, the parties hereto agree to resolve such differences by following the dispute resolution procedure set forth in
SECTION 15 hereof all of the terms and conditions of which are incorporated herein by reference.

          13.05 INTEREST. In the case of any payments made or costs or damages incurred and paid by a party, interest on the amount thereof shall accrue beginning thirty (30) days after written notice of the claim is given, PROVIDED, THAT such notice is accompanied by documentation describing the basis of such claim in reasonable detail for evaluation; PROVIDED FURTHER, HOWEVER, that the claiming party shall only be entitled to receive such interest to the extent that it is determined that such party is entitled to indemnification hereunder. Interest shall accrue until the claim is paid in full at a variable rate equal to the prime interest rate (as published in the Money Rates column of the Wall Street Journal) plus two percent (2%) compounded monthly.

14.       NATURE AND SURVIVAL OF REPRESENTATIONS AND
          WARRANTIES.

          All statements contained in any certificate, Exhibit, SCHEDULE, or other instrument delivered by or on behalf of Seller pursuant to this Agreement, or in connection with the transactions contemplated hereby, shall be true and correct as of both the date hereof and Closing. All representations, warranties and covenants made by Seller and Buyer shall survive Closing hereunder for a period of one (1) year from Closing, and the consummation of the transactions contemplated hereby and all such representations, warranties or covenants shall be fully applicable and effective whether or not any of the parties relies in fact thereon or has knowledge (acquired either before or after the date hereof, and whether from the other parties hereto or from its own investigation) of any fact at variance with, or of any breach of, any such representation, warranty, or covenant.

15.       DISPUTE RESOLUTION.

          All controversies or claims arising out of or relating to this Agreement or any agreement referred to or contemplated herein shall be settled in the first instance by non-binding mediation between the parties using mutually agreeable professional mediation services and, failing a resolution through mediation within thirty (30) days of demand for same, thereafter by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Boston, Massachusetts. All such arbitration shall take place in Boston, Massachusetts. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The results of arbitration shall be binding upon both parties. The prevailing party in such arbitration proceeding shall be entitled to recover its reasonable attorneys' fees and costs. Until such arbitration is finally concluded, the provisions of this Agreement shall remain in full force and effect.

16.       BROKERAGE.

          Seller agrees to indemnify Buyer and to hold it harmless from and against any and all claims for any broker's or finder's fee or commission arising out of or based on any act or omission of Seller. Buyer agrees to indemnify Seller and to hold it harmless from and against any and all claims for any broker's or finder's fee or commission arising out of or based on any act or omission of Buyer or its affiliates.

17.       PAYMENT OF EXPENSES.

          Buyer and Seller shall each pay all of their own expenses in connection with this Agreement and the transactions and deliveries contemplated hereby, including without limitation any expenses incurred in connection with any claims made by any third party calling into question the transactions contemplated hereby.

18.       TERMINATION.

          This Agreement may be terminated at any time prior to Closing by mutual written consent of Buyer and Seller. This Agreement also may be terminated by Buyer or Seller, without liability on the part of the terminating party to the other party, if: (i) the proposed contract with MCCM, as required by the condition of SECTIONS 10.15 and 1(g), on the terms and conditions specified in EXHIBIT J, has not been negotiated and entered into within sixty (60) days from the date of this Agreement and Buyer has not waived such condition, (ii) the transactions contemplated by this Agreement have not been consummated on or prior to September 30, 1995 or such later date as may be agreed upon in writing by the parties, if the failure to consummate said purchase and sale by said date is not due to the refusal or failure of the terminating party to perform any act required to be performed under this Agreement or to satisfy a condition to closing under this Agreement; (iii) the parties fail to obtain necessary regulatory approvals from the Massachusetts Department of Insurance and the Massachusetts Attorney General (or other appropriate Massachusetts regulatory body), on or prior to September 30, 1995; or (iv) Seller is required to seek additional bidders for its assets at the request of the Massachusetts Attorney General and Buyer is unwilling to consent to Seller seeking such additional bidders.

19.       BOARD OF DIRECTORS OF BUYER/PHYSICIAN ADVISORY COUNCIL/PROVIDER
          CONTRACTS

          19.01 BOARD OF DIRECTORS OF BUYER. Buyer currently intends that the Board of Directors of Buyer after Closing shall consist of 14 members and Buyer currently intends to appoint 12 members of Seller's Board of Directors to Buyer's Board of Directors at Closing with the remaining two
(2) directors to be representatives of Healthsource. Buyer also currently intends that two-thirds of Buyer's Board of Directors shall be physicians who are then duly licensed physician providers of healthcare or ancillary services to Buyer. The Board of Directors of Buyer shall be permitted to suggest nominations for election of directors to the Board of Directors of Healthsource and Healthsource shall seriously consider any such nominations.

          19.02 PHYSICIAN ADVISORY COUNCIL. Buyer currently intends to establish a physician advisory council to Buyer's Board of Directors ("Council") comprised of physicians who are participating physicians (M.D. or D.O.) with Buyer that shall include among its members all of those individuals who previously served as Incorporators of Seller on the Closing Date and shall thereafter be comprised of physician providers elected annually by the vote of all of the physician providers pursuant to procedures to be specified in the By-Laws of Buyer. The purpose of the Council will be to meet with the Board of Directors of Buyer (or a duly appointed committee of the Board) on a quarterly basis to facilitate communication between the Board of Directors of Buyer and the physician providers regarding matters involving relations between Buyer and the physician providers.

          19.03 PROVIDER CONTRACTS. Buyer currently intends to continue the business and provider contractual relationships with various healthcare providers and other independent contractors with which Seller had relationships on the Closing Date, except to the extent that Buyer shall have determined at any time that any such relationship is not in the best interests of Buyer.

          19.04 CONTROL OF BUYER. The statements contained in SECTIONS 19.01, 19.02 and 19.03 above are statements of the current intention of Healthsource and Buyer. The parties hereto acknowledge and agree that Healthsource shall have the ultimate right to control the business and operations of Buyer after Closing including without limitation the right to change the matters referred to above in SECTIONS 19.01, 19.02 and 19.03 at any time.

20.       MISCELLANEOUS.

          20.01 WAIVERS. No action taken pursuant to this Agreement, including, without limitation, proceeding with Closing, shall be deemed to constitute a waiver by any party taking such action or compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any of the parties of a breach of any provision of this Agreement shall not operate or be construed as a waiver of a breach of any other provision of this Agreement.

          20.02 SELLER'S FAILURE TO CLOSE. In the event of any refusal on the part of Seller to close the transactions contemplated in this Agreement, other than default by Buyer, Seller shall be liable hereunder to Buyer, and Buyer shall be entitled to seek all damages provided by law in a dispute resolution proceeding under SECTION 15.

          20.03 BUYER'S FAILURE TO CLOSE. In the event of any refusal on the part of Buyer to close the transactions contemplated by this Agreement, other than default by Seller, Buyer shall be liable hereunder to Seller and Seller shall be entitled to seek all damages provided by law in an dispute resolution proceeding under SECTION 15.

          20.04 AMENDMENTS, SUPPLEMENTS, TERMINATION, ETC. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of Buyer and Seller at any time prior to Closing with respect to any of the terms contained herein.

          20.05 NOTICES. All notices, consents, demands, requests, approvals and other communications, which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given if hand-delivered or mailed certified first class mail, postage prepaid. Notice shall be deemed effective on the date of such hand delivery or three
(3) days after (not including Sundays and federal holidays) the date of mailing of such certified mail:

               (i)    If to Seller:

                    Central Massachusetts Health Care
                     100 Front Street, Suite 300
                     Worcester, Massachusetts 01608

                       with a copy to:

                    Choate, Hall & Stewart
                    Exchange Place
                    53 State Street
                    Boston, Massachusetts 02109
                    Attn:  Christopher M. Jedrey, Esq.

               (ii)   If to Buyer:

                    Healthsource Massachusetts, Inc.
                    c/o Healthsource, Inc.
                    Two College Park Drive
                    Hooksett, New Hampshire  03106
                    Attn:  Norman C. Payson, M.D., President

                       with a copy to:

                    Sheehan, Phinney, Bass + Green, Professional Association 1000 Elm Street
                    P.O. Box 3701
                    Manchester, New Hampshire  03105-3701
                    Attn:  Daniel N. Gregoire, Esq.

or to such other person or persons at such address or addresses as may be designated by written notice to the other parties hereunder.

          20.06 ENTIRE AGREEMENT. This Agreement, together with the other writings delivered in connection herewith, embodies the entire agreement and understandings of the parties hereto with respect to the subject matters hereof and thereof and supersedes any prior agreement and understanding between the parties.

          20.07 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

          20.08 GOVERNING LAW AND BINDING EFFECT. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any action initiated by any party hereto shall be brought in Federal District Court in Boston, Massachusetts.

          20.09     SEVERABILITY.   Any provision of this Agreement which is
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, provided such prohibited or unenforceable provision does not affect the essence of this Agreement.

          20.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          20.11 CAPTIONS. The captions and headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, modify, or add to the construction of any provision of, or to the scope or intent of, this Agreement.

          20.12 NO THIRD-PARTY BENEFICIARIES. Except for the rights of policyholders pursuant to the Assumption Reinsurance Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto; nor shall any statement herein be deemed an admission against interest by any party in proceedings with any third person.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


WITNESS:                 CENTRAL MASSACHUSETTS HEALTH CARE,
                         INC.  ("SELLER")


                         By: /s/
- ---------------------        ----------------------------------
                                Duly Authorized


                         HEALTHSOURCE MASSACHUSETTS, INC.
                         ("BUYER")


                         By: /s/
- ---------------------        ----------------------------------
                               Norman C. Payson, M.D.